EXHIBIT 11

BROWN & WOOD LLP

ONE WORLD TRADE CENTER NEW YORK, NEW YORK 10048-0557

TELEPHONE: 212-839-5300 FACSIMILE: 212-839-5599

August 11, 2000

Merrill Lynch Balanced Capital Fund, Inc. 800 Scudders Mill Road Plainsboro, NJ 08536

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Balanced Capital Fund, Inc. (the “Fund”) in connection with the proposed acquisition by the Fund of substantially all of the assets and the assumption of substantially all of the liabilities of Merrill Lynch Convertible Fund, Inc. (“Convertible”) in exchange solely for an equal aggregate value of shares of the Fund (collectively the “Reorganization”). The opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended File No. 333-40436) (the “Registration Statement”) relating to shares of the Fund, each par value $0.10 per share (the “Shares”), to be issued in the Reorganization.

As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and Convertible forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Brown & Wood LLP